Exhibit 19.1
W. P. Carey Inc. Statement of Policy Concerning Securities Trading
Adopted by the Board of Directors – March 9, 2023

1.Executive Summary
The following statement sets forth a high-level summary of the policies of W. P. Carey Inc. (the “Company”) pertaining to the trading of the Company’s securities and other related transactions, by certain Covered Persons (defined below). If you have any questions regarding this statement of policy, please direct them to a member of the Legal Department or any of the other individuals referenced on Appendix A. This policy covers all directors, Section 16 officers and employees of the Company and their respective family members (as described below) as well as any outsiders whom the Chief Legal Officer may designate as an “Insider” due to the fact that they are aware or otherwise have access to “material non-public information” concerning the Company (collectively, the “Covered Persons”). A Section 16 officer is an officer that is an insider subject to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). This policy applies to any and all transactions involving or with respect to the Company’s securities. For purposes of this policy, the Company’s securities include its common stock, bonds, options to purchase or sell shares of its common stock and any other type of security that the Company may issue which is exercisable or exchangeable for or convertible into shares of its common stock, such as preferred stock, convertible debentures, convertible bonds, warrants and exchange-traded options or other derivative securities and short sales (collectively, the “Company’s securities”). Transactions in the Company’s securities include not only market transactions, but also private sales of the Company’s securities, pledges of the Company’s securities (to secure a loan or margin account or other similar transactions), as well as charitable donations of the Company’s securities.
In this section, we have set forth a brief summary of the policies. It is essential, however, that you read the entire statement carefully.
•No Insider Trading: It is a violation of the federal securities laws for any person (i) to buy or sell the Company’s securities if they are in possession of material non-public information or (ii) to communicate, “tip” or disclose material non-public information to others who then trade in the Company’s securities. It is the policy of the Company that no Covered Person may, directly or indirectly, including through family members or any other persons or entities, (a) buy or sell any of the Company’s securities (except only under the limited exceptions set out in this statement) or engage in any other action to take personal advantage of any material non-public information concerning the Company or (b) pass any such information on to other person or entity outside of the Company, including, but not limited to, family members or friends.
•Blackout period: The regular quarterly blackout period during which trading of any of the Company’s securities is prohibited generally begins on the 20th day of the last month of each quarter and extends through the date two days after the Company has released earnings for such quarter (See Section II.B.2 for more information). Special blackout periods may also be implemented from time to time when the Company is contemplating certain extraordinary events (See Section II.B.3 for more information).
•Trading other companies’ securities: You may not trade the securities of another publicly-traded company if you have learned, in the course of your employment with the Company or any of its subsidiaries, material non-public information regarding the other publicly-traded company (See Section II.C for more information).
•Sale of the Company’s securities by affiliates: An “affiliate” of the Company may sell the Company’s securities provided that such sale complies with certain conditions, including volume limitations and manner of sale related regulations described herein. “Affiliates” generally include (but are not limited to) directors and Section 16 officers of the Company and its subsidiaries and family members related to such persons. “Family members” generally include a child, stepchild, parent, stepparent, spouse, sibling, mother- and father-in-law, son- and daughter-in-law, and brother- and sister-in-law of any such person (See Section III.B for more information).
•Limitation on “short-swing” transactions by directors and Section 16 officers: Directors and Section 16 officers of the Company may have liability for “short-swing” profits if they buy and sell (or sell and buy) any of the Company’s securities within a six-month period (See Section II.B for more information).
•Reporting of changes in beneficial ownership: For directors and Section 16 officers of the Company, all changes in the amount or the form of beneficial ownership of the Company’s securities must be reported (See Section IV.A for more information).

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2.Policies on Insider Trading
A.General Federal Securities Law Rule on Insider Trading.
General Federal Securities Law — Trading: It is a violation of the federal securities laws for any person to buy or sell securities if they are in possession of material non-public information. Information is material in this context if it could affect a reasonable person’s decision as to whether to buy, sell or hold a public company’s securities. In simple terms, material information about the Company is any type of information that could reasonably be expected to affect the price of Company’s securities.
Information in this context is considered non-public information if it has not been publicly disclosed. To be considered public, the relevant information must be widely disseminated through SEC filings, the company website, major newswire services, national news services or financial news services and there must be sufficient time for the market at large to digest that information. Notwithstanding anything contained herein to the contrary, if a Covered Person is in possession of material non-public information, such person should refrain from trading in the Company’s securities while in possession thereof.
Example: If an employee of the Company knows that the Company is contemplating a special dividend, that employee is prohibited from buying or selling the Company’s securities until the information has been disclosed to the public.
In addition, the following types of information may be considered material (but please note that this list is not meant to be exhaustive):
•financial performance of the Company, especially quarterly and year-end earnings;
•significant changes in the financial performance outlook or liquidity of the Company;
•internal Company projections that significantly differ from external expectations;
•potential material transactions, including mergers and acquisitions or the sale of significant Company assets or subsidiaries;
•new major leases, or the loss (or potential loss) thereof;
•pending or proposed stock splits, public or private securities/debt offerings or contemplated changes in Company dividend policies or amounts;
•actual or contemplated significant changes in management;
•actual or potential exposure to major litigation, or the resolution of such litigation;

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•imminent or potential changes in the Company’s credit rating by a rating agency;
•statements by stock market analysts regarding the Company and/or its securities;
•potential or pending analyst upgrades or downgrades of any of the Company’s securities;
•potential or pending significant changes in accounting treatment, write-offs or effective tax rate;
•impending bankruptcy or financial liquidity problems;
•gain or loss of a substantial customer or supplier; or
•a significant cybersecurity incident has been experienced by the Company that has not yet been made public
General Federal Securities Law — Tipping: In addition to the prohibition on trading noted above, it is a violation of Federal Securities Laws for any person in possession of material non-public information to provide other persons or entities with such information or to recommend that they buy or sell the Company’s securities as a result of, and while in possession of, such information. That includes communicating, “tipping” or disclosing such information in any manner. In that case, both the tipping person and the person receiving the information may both be held liable.
Example: If an employee of the Company knows that the Company is contemplating a material acquisition of another entity or a portfolio of properties and gives this information to his or her friend, and the friend buys the Company’s securities based on this information, then both the employee and the friend will be held liable for insider trading.
It is the policy of the Company that no Covered Person who is aware of material non-public information relating to the Company may, directly or indirectly (including through family members or other persons or entities), (a) buy or sell (or otherwise transact, directly or indirectly, in) the Company’s securities (except only under the limited exceptions set out in this statement) or engage in any other action to take personal advantage of that information or (b) pass that information on to others outside the Company who are not otherwise lawfully in possession of such information, including family and friends.

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B.Guidelines on Trading in the Company’s Securities.
The following guidelines should be followed by all Covered Persons and all Affiliates and family members thereof:
1.Nondisclosure. Material inside information must not be disclosed to anyone, except to (a) persons within the Company whose positions require them to know it or (b) external representatives of the Company under confidentiality obligations with respect to such information and who need to know it, such as Company’s outside counsel or accountants.
2.No Selective Disclosure. Regulation FD (Fair Disclosure) is an SEC regulation that prohibits public companies and persons acting on their behalf from selectively disclosing material non-public information to securities analysts and selected investors before this information is made public.
3.Regular Quarterly Blackout Periods. In order to avoid the trading of the Company’s securities by directors, Section 16 officers and certain other designated employees while in possession of material non-public information, the Company has imposed certain blackout periods during which such persons may not buy or sell (or pledge) the Company’s securities.
•Blackout period: Generally, the blackout period each quarter begins on the 20th day of the last month of each quarter and extends through the start of the second trading day after the Company has released earnings for such quarter. Specific dates of the beginning and end of blackout periods will be communicated regularly.
•Example: For the second calendar quarter of 2025, the blackout period started on June 20th. The first day that trading was permitted was Thursday, July 31st, which was the start of the second trading day after the Company announced its earnings on Tuesday, July 29th.
•Exceptions— the following transactions are allowed during the blackout period:
oThe exercise of tax withholding rights pursuant to which a person elects to have the Company withhold shares to satisfy tax withholding requirements.
oThe exercise of stock options where no Company stock is sold in the market to fund the option exercise and the shares acquired upon exercise are held at least until the then-current blackout period ends.
oTransactions that comply with SEC Rule 10b5-1 pre-arranged written plans.

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4.Special Blackout Periods — Extraordinary Events. Whenever the Company is contemplating an “extraordinary event,” it may be necessary to impose a special blackout period on all or a subset of the Covered Persons. The Chief Legal Officer may, following consultation with the Chief Executive Officer and/or Chief Financial Officer, declare a special blackout period from time-to-time as conditions warrant. No Covered Person subject to or otherwise aware of a special blackout may disclose to any third party that a special blackout period has been designated.
•Examples of extraordinary events: A material acquisition of properties, a material acquisition of another entity, an unusual increase or reduction in dividends, etc. (other examples are set forth in Section II.A)
•Length of Special Blackout Periods: Special blackout periods start from the time designated by the Chief Legal Officer (generally the point in time that such extraordinary event is reasonably likely to occur) and last until such time as designated by the Chief Legal Officer (general the time that the extraordinary event is reported to the public or is no longer reasonably likely to occur). The Company will endeavor to promptly inform those Covered Persons that are affected by a special blackout of such blackout period. However, if you believe that you may be in possession of material non-public information regarding an extraordinary event, contact the Legal Department before any trading (including pledging) in the Company’s securities to make sure that a special blackout period is not in effect.
5.Certain Prohibited Types of Transactions. Without limiting the general restrictions and limitations above, certain types of transactions in Company’s securities are restricted or prohibited because of their nature and potential to result in inadvertent trading violations or perceived inappropriate trading in the Company’s securities:
•Margin Accounts and Pledges. As a general matter, any securities held in a margin account may be sold by the applicable broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when a Covered Person who were to hold Company Securities in a margin account or who were to pledge such securities as collateral is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited (regardless of whether such persons are aware of material non-public information) from holding the Company’s securities in a margin account (including purchasing the Company’s securities on margin) or pledging any of the Company’s securities as collateral for a loan. A limited exception to this prohibition may be allowed in the sole discretion of the Company’s Chief Legal Officer, and then only if:

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othe securities in such margin account are limited to Company securities (in other words, the only collateral (direct or indirect) a decline in the value of which can result in a margin call for loans or advances under the margin account is the Company’s securities); and
owritten notice of the intention to pledge the Company’s securities as collateral for a loan, in a margin account or otherwise, shall have been furnished to the Company’s Chief Legal Officer at least one week prior to the proposed execution of documents evidencing the proposed pledge (or such shorter period as the Company’s Chief Legal Officer may determine in their sole discretion); and the aggregate amount of such loan at the time made or advanced does not exceed forty per-cent (40%) of the then current market value of the Company’s securities pledged as collateral therefor.
•Hedging: Hedging is a strategy to offset or reduce the risk of price fluctuations for an asset or equity. Stock-based compensation or open market purchases of the Company’s stock are intended to align the Company’s executives’ or directors’ interests with the Company’s shareholders. Hedging of the Company’s securities through covered call, collar, short sales of Company’s securities, sales of the Company’s securities “against the box,” buying or selling puts or calls relating to the Company’s securities or other derivative transactions severs the ultimate alignment with shareholders’ interests. Accordingly, hedging transactions relating to the Company’s securities are always prohibited (even if you are not in possession of material non-public information). These types of transactions are prohibited because it is also important to avoid the appearance of an improper transaction (and, in the case of short sales, are prohibited by Section 16(c) of the Exchange Act for Company Section 16 officers and directors).
•“Short sales” of stock are transactions where you borrow securities, sell the borrowed securities and then buy “replacement” securities at a later date to replace the borrowed shares. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position or similar arrangements with respect to securities.
•Sales of securities “against the box” are sales in which the securities are not delivered within 20 days or are not deposited in the mail for delivery within five days of the sale.
•A “put” is an option or right to sell specific securities at a specific price before a set date, and a “call” is an option or right to buy specific securities at a specific price before a set date. Generally, call options are purchased when one believes that the price of the securities will rise, whereas put options are purchased when one believes that the price of the securities will fall.
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•Standing Orders. Standing orders are orders placed with a broker to sell or purchase securities at a specified price. Covered Persons are prohibited from placing a standing order to buy or sell the Company’s securities if the order might remain open during a period when such Covered Person is otherwise prohibited from trading in the Company’s securities.
6.Certain Limited Permitted Transactions. There are limited circumstances in which you may buy or sell the Company’s securities without restriction under these policies on insider trading. You may:
•exercise tax withholding rights pursuant to which you elect to have the Company withhold shares of common stock to satisfy tax withholding requirements;
•exercise stock options granted to you by the Company under one of its benefit plans if no Company common stock is sold in the market to fund the option exercise; or
•buy or sell the Company’s securities under a pre-arranged written plan that complies with SEC Rule 10b5-1.
The Audit Committee of the Company’s Board of Directors may, in its discretion, determine to make such other exceptions as it deems suitable.
7.Pre-Clearance of Securities Transactions for Directors and Section 16 Officers. To avoid inadvertent violations of any of the restrictions on transactions in the Company’s securities, all directors and Section 16 officers of the Company must notify and obtain approval from the Chief Legal Officer (or in his or her absence, the Senior Vice President-Corporate Counsel or any other employee designated by the Chief Legal Officer) in advance of all planned transactions in the Company’s securities, whether or not such transactions are outside of, or exempt from, a regular or special blackout period. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
The Chief Legal Officer (or applicable designee) shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading three business days following the day on which it was granted. If the transaction does not occur during the three-day period, pre- clearance of the transaction must be re-requested.
8.Prohibition on Short Sales. Under Section 16(c), short sales in the Company’s stock by directors and Section 16 officers are illegal. Under Section 16(b) of the Exchange Act certain insiders, namely directors and Section 16 officers, may have liability in respect of transactions in securities of the Company that occur within six months of each other, which is called
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“short-swing profit liability.” Section 16(b) imposes absolute liability on the Company’s directors and Section 16 officers for any profits made in any combination of purchases and sales (or sales and subsequent purchases) involving the Company’s stock or securities whose value is based upon the Company’s stock. Any short-swing profits are recoverable by the Company; the intent or knowledge of the insider is irrelevant for liability purposes. A limited number of exemptions are available for certain transactions, such as bona fide gifts of securities.
9.Gifts. Gifts of the Company’s securities cannot be made if an individual is in possession of material nonpublic information. Gifts of the Company’s securities also cannot by made by directors, Section 16 officers or other designated employees during a blackout period. Beginning on February 27, 2023, directors and Section 16 officers are required to report dispositions of bona fide gifts of equity securities on Form 4. See Section IV.A for more information.
C.Trading in Other Companies’ Securities.
No director, Section 16 officer or other employee should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation if the director, Section 16 officer or employee learns in the course of their employment non- public information about the other corporation that is reasonably likely to affect the value of those securities. In the course of the Company’s business, employees often come into possession of non- public information, particularly financial information, of other entities, where the Company may have a contractual or fiduciary obligation to keep such information confidential. It is imperative when you are in possession of this kind of information that you do not trade or tip another person to trade on this information.
•Example of a violation: If as a director or employee of the Company, you come into possession of company X’s financial information in the process of a potential sale leaseback transaction that is being considered by the Company, and you bought or sold company X’s securities using such information.
D.Penalties for Violations.
•A breach of the insider trading laws could expose you to criminal fines and imprisonment, in addition to civil penalties.
•In addition, punitive damages may be imposed under applicable state laws.
•Directors, Section 16 officers and other employees who violate this policy may also be subject to disciplinary actions by the Company, up to and including dismissal for cause, regardless of whether such failure to comply is a violation of law.

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3.Sales by Affiliates
A.Affiliates.
For purposes of the conditions discussed in this Section III, (i) Affiliates generally include directors and Section 16 officers of the Company and their Family members, and (ii) Family members generally include a child, stepchild, parent, stepparent, spouse, sibling, mother and father-in-law, son and daughter-in-law, and brother and sister-in-law of such persons.
B.Sales of Securities to Affiliates.
Rule 144 under the Securities Act of 1933 allows the sale of securities of the Company by an affiliate of the Company if the following conditions are met:
1.Current Public Information. Current information about the Company must be publicly available at the time of sale. This condition is satisfied if the Company has filed its 10-Ks and 10-Qs timely for 12 months prior to the sale.
2.Volume Limitations. The amount of securities of the Company that can be sold by an Affiliate of the Company during any three-month period cannot exceed the greater of (i) 1% of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.
3.Manner of Sale. Securities of the Company to be sold by an Affiliate must generally be sold in transactions through brokers or directly to certain dealers.
4.Notice of Sale. Beginning April 13, 2023, an Affiliate seller must file a notice of the proposed sale on Form 144 with the SEC at the time the order to sell is placed with their broker. The Company’s stock plan administrator, Fidelity Brokerage Services LLC (“Fidelity”), can handle this filing, if your shares are held at Fidelity. Please contact the Legal Department to coordinate a filing with Fidelity.
•Exception: No Form 144 needs to be filed if the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

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4.Filing Requirements
A.Forms 3, 4 and 5.
Under Section 16(a) of the Exchange Act, insiders subject to Section 16(b) must file with the SEC and the New York Stock Exchange public reports disclosing their holdings of and transactions involving the Company’s securities. Copies of these reports must also be submitted to the Company.
Form 3: An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date they became an insider. Even if no securities were owned on that date, the insider must file a report.
Form 4: Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction.
Form 5: Certain de minimis transactions may be reported on a Form 5 filed within 45 days after the Company’s fiscal year end. Transactions that should have been, but were not, reported on a Form 4 and transactions that were not reported on a Form 4 must be reported on a Form 5.
What Must Be Reported:
•Purchases and Sales.
•Option Exercises.
•Grants under the Company’s stock benefit plans.
•All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales), including gifts and receipt of share dividends, must be reported.
•A Section 16 officer or director who has ceased to be a Section 16 officer or director must report any transactions after termination that occur within six months of any non-exempt, “opposite-way” transaction that occurred while the person was an insider (example: if a former Section 16 officer who purchased shares three months prior to retirement sells shares within two months after retirement, they must report the sale even though it occurred after leaving the Company).

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•Generally, securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by their spouse and other family members sharing the same home.
B.Guidelines.
All directors and Section 16 officers of the Company must notify the Company’s Section 16 Group (**********) regarding any transactions or changes in their or their family members’ beneficial ownership involving the Company’s securities. This notification must be sent prior to the completion of the transaction or change (so that the applicable filing deadlines can be met. This will ensure that the notice will be received and acted upon in a timely manner in the event that any one person is absent on any particular day. Once such notification has been received, any required reports will be prepared by the Company, submitted for review by the appropriate director or Section 16 officer, as appropriate, and filed electronically with the SEC.
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